Index to Exhibits

Exhibits:

   (3) The Restated Certificate of Incorporation and the By-Laws, as previously amended, which are incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 29, 1994.

   (4)(a) Note Agreement dated as of January 1, 1992 between Oneida Ltd. and Allstate Life Insurance and Pacific Mutual Life Insurance Company, which is incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 25, 1992. Letter of Credit, Bond Purchase and Guaranty Agreement dated August 1, 1990 between Oneida Ltd. and Chemical Bank, N.A., which is incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 26, 1991. Two Amendments dated March 30, 1992 and November 9, 1992, respectively, to the Letters of Credit, Bond Purchase and Guaranty Agreement dated August 1, 1990, which are incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 30, 1993. Revolving Credit Agreement dated as of January 21, 1994 between Oneida Ltd. and The Chase Manhattan Bank, N.A., Chemical Bank, and Nationsbank of North Carolina, N.A., which is incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 29, 1994.

    (b) Shareholder Rights Agreement dated December 13, 1989. Assignment and Assumption Agreement dated November 1, 1991.

    (c) Loan Agreement dated as of August 19, 1992 between Oneida Ltd. and New York State Urban Development Corporation, which is incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 30, 1993.

 10)(a) Employment agreements for two executive employees of the Company dated October 1, 1982.

    (b) Oneida Ltd. Management Incentive Plan adopted by the Board of Directors on February 24, 1988, which provides for the payment of bonus awards to senior management employees.

     (c) Oneida Ltd. 1987 Stock Option Plan, which is incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 30, 1993.

     (d) Oneida Ltd. Employee Security Plan adopted by the Board of Directors on July 26, 1989.

     (e) Employment Agreements with five executive employees of the Company dated July 26, l989.

     (f) Oneida Ltd. Restricted Stock Award Plan as adopted by the Board of Directors on November 29, 1989 and approved by shareholders on May 30, 1990 for the granting of common stock to key employees, which is incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 26, 1991.

     (g) Oneida Ltd. Deferred Compensation Plan for Key Employees as adopted by the Board of Directors on October 27, 1993, which is incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 29, 1994.

    (11)  Computation of per share earnings.

    (13) Portions of the Oneida Ltd. Annual Report to Shareholders for the fiscal year ended January 28, 1995, which have been incorporated by reference in this Form 10-K.

    (22)  Subsidiaries of the Registrant.